CONSULTING SERVICES AGREEMENT
FOR
MANAGEMENT AND SALES REPRESENTATION

BY AND BETWEEN

TIANJIN CHINA MARCH GROUP LTD.

AND

TIANJIN ZERUST ANTI-CORROSION TECHNOLOGIES LTD.

DATED AS OF 1 SEPTEMBER, 1999

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CONSULTING SERVICES AGREEMENT FOR
MANAGEMENT AND SALES REPRESENTATION

          This Consulting Services Agreement for Management and Sales Representation (“Consulting Services Agreement”) is made and entered into as of this 1 day of September, 1999, by and between Tianjin China March Group Ltd. (“CMG”) and Tianjin Zerust Anti-Corrosion Technologies Ltd. (“TIANJIN ZERUST” or the “Corporation”).  The address of both CMG and TIANJIN ZERUST is No. 127, Huoju Building, Huayuan Industrial Zone, Tianjin, People’s Republic of China.

ARTICLE 1.
DEFINITIONS

          For the purposes of this Consulting Services Agreement, the following Definitions of terms shall apply:

1.1	Shareholders Joint Venture Agreement or Agreement.

          That certain Shareholders Joint Venture Agreement by and between NTI ASEAN (as hereinafter defined), and CMG (as hereinafter defined), for the formation and governance of a new entity tinder the laws of the People’s Republic of China in the form of a limited liability company which shall be known as Tianjin Zerust Anti-Corrosion Technologies Ltd. (“TIANJIN ZERUST” or the “Corporation”),

1.2	Ancillary Agreements.

The following are the Ancillary Agreements and the Parties thereto:

	1.2.1	Consulting Services Agreement for Management and Sales Representation between CMG and TIANJIN ZERUST (“Consulting Services Agreement”);

	1.2.2	License Agreement between NTI ASEAN and TIANJIN ZERUST (“License Agreement”); and

	1.2.3	Technical Assistance and Marketing Support Agreement between NTI ASEAN and TIANJIN ZERUST (“Technical Assistance Agreement”).

1.3	Parties.

          The Parties to the Shareholders Joint Venture Agreement and/or the Ancillary Agreements, their successors and permitted assigns.

1.4	CMG.

          CMG, a limited liability company organized under the laws of the People’s Republic of China, and the owner of a 50% interest in the Corporation pursuant to the terms of the Agreement.  The ownership of CMG is as follows: Container (Beijing) Industrial Company, 20%; Tianjin CNCC Zhi Hua Trading Ltd., 5%; Ping Shan CNCC Si Qiang Group Company, 66% and CNCC 9%.

1.5	NTI.

          Northern Technologies International Corporation, a company organized under the laws of the State of Delaware, U.S.A.  The principal place of business of which is Lino Lakes, Minnesota, U.S.A.  NTI is the owner of the NTI Intellectual Property Rights (as hereinafter defined), and of a 50% interest in NTI ASEAN (as hereinafter defined).

1.6	Taiyo.

          Taiyo Petroleum Gas Co Ltd.  A Kabushiki Kaisha organized under the laws of Japan and the owner of a 50% interest in Party B (as hereinafter defined).

1.7	NTI ASEAN.

          NTI ASEAN, LLC., a Limited Liability Company, organized under the laws of the State of Nevada, U.S.A. whose registered office is in Reno, Nevada, U.S.A., to which NTI has assigned all of its right, title and interest in the NTI Intellectual Property Rights (as hereinafter defined) for the Territory (as hereinafter defined), and the owner of a 50% interest in the Corporation pursuant to the Agreement.

1.8	NTI and/or NTI ASEAN Affiliates.

          All entities and/or individuals with which NTI and/or NTI ASEAN has a joint venture relationship, similar in character and style but not necessarily identical to the relationship created by the Shareholders Joint Venture Agreement and the Ancillary Agreements, or another form of alliance, for the development, manufacture, promotion, marketing, sales and applications engineering of Knowhow, Materials, Process, Product and/or Masterbatch anywhere in the world.

1.8.1	NTI Affiliates.

          The NTI Affiliates as of the date hereof are set forth in Annex I to the Shareholders Joint Venture Agreement.

1.8.2	NTI ASEAN Affiliates.

          The NTI ASEAN affiliates as of the date hereof are set forth in Annex II to the Shareholders Joint Venture Agreement.

1.9	Corporation or Joint Venture.

          TIANJIN ZERUST, that entity created in the Territory by the Parties pursuant to the Shareholders Joint Venture Agreement to conduct the Corporation’s Business.

1.10	Corporation’s Business.

          The Corporation’s Business shall be the manufacturing, marketing and distribution of Product, pursuant to NTI Intellectual Property Rights, and of any other technologies as shall be determined by the Parties in writing and made a part hereof pursuant to Article 1.21 of this Agreement, in the Territory.

1.11	Territory.

          The People’s Republic of China.

1.12	Effective Date.

          The date upon which all necessary formal approvals from the appropriate authorities of Country for the Shareholders Joint Venture Agreement have been obtained and the Corporation has been duly registered pursuant to the Shareholders Joint Venture Agreement and the Ancillary Agreements as appropriate in the Territory.

1.13	NTI Intellectual Property Rights.

          The Knowhow, Materials, Process, Product, Masterbatch, Trademark, and NTI and/or NTI ASEAN Trade Secrets, (all as hereinafter defined), collectively, as such currently exist and shall hereafter be modified, developed and/or acquired by NTI.

1.14	Knowhow.

          The technology, formulae, methods and procedures developed by NTI at considerable expense over a period of many years, which are unique in nature and essential or useful in the proper application of the Process, together with all improvements and modifications with respect thereto.

1.15	Materials.

          The constituent materials and chemicals of one or more formulations developed by NTI under strict quality controls which are required for utilization of the Process.

1.16	Process.

          The procedure utilizing the Knowhow for the manufacture of polyethylene substances with corrosion inhibiting properties derived from the Materials as developed and specified by NTI, together with any improvements and modifications of the corrosion inhibiting technology as it relates directly to the manufacture of corrosion inhibiting polyethylene substances, together with future technology, knowledge and product development which is useful in the manufacture of the Product.

1.17	Product.

          Corrosion inhibiting polyethylene film and solid substances of polyethylene in the form of boxes, tubes and other containers, which may include other volatile corrosion inhibiting host packaging substances such as paper, manufactured by means of the Process, incorporating the Materials and utilizing the Trademark, all of which have been developed and are owned by NTI.

1.18	Masterbatch.

          Any formulation of the Materials which shall be designated by NTI, as appropriate, to be applied to the specific requirements for corrosion protection, as afforded by the Product, of a known customer desirous of protecting an identified object (or objects) which are to be subjected to an anticipated certain range of corrosive influences.  In addition to Materials, Masterbatch shall generally also contain other substances for the purpose of facilitating the manufacture of Product utilizing the Process.

1.19	Trademark.

          The name and style “ZERUST”, which includes trade literature, technical specifications and application instructions, and promotional material pertaining thereto, together with any ancillary trademark registrations, which may differ between various jurisdictions.

1.20	NTI and/or NTI ASEAN Trade Secrets.

          All information deemed and designated confidential, both in the Shareholders Joint Venture Agreement and in the Ancillary Agreements and hereafter, including but not limited to information regarding the Product, Knowhow, Process, Materials, Masterbatch, technology, customers, research, techniques, processes, applications, formulae, cost data, customer lists, suppliers, competition, marketing strategy, supply relationships, costs and cost accounting, memoranda, diagrams, pictures, computer software and programs and records contained therein, sales information, financial information, costs, pricing data and profits, relating to the business and Intellectual Property Rights of NTI, NTI ASEAN, the Corporation and NTI and/or NTI ASEAN Affiliates, both in the Territory and elsewhere.

1.21	Other Agreed Upon Technologies.

          In conformity with the objectives of the Parties hereto to expand the Corporation’s Business over time, the Parties shall endeavor to identify products, materials and/or technologies, which are both compatible with the Corporation’s Business, and susceptible of being profitably marketed through and/or by the Corporation in the Territory.  Upon joint agreement of the Parties, in writing, to adopt such new products, materials and/or technologies within the scope of the Corporation’s Business, and successful negotiation of requisite commercial rights to commercialize such new products, materials and/or technologies in the Territory, such new products, materials and/or technologies shall be deemed to be incorporated within the Corporation’s Business as “Other Agreed Upon Technologies” to be treated as set forth in this Consulting Services Agreement.

1.22	Net Sales.

          The total proceeds from the sale of Product and Other Agreed Upon Technologies sold by the Corporation in normal, bona fide commercial transactions on an arm’s length basis to, by, with, or through an entity which is not affiliated with any Party of this Agreement, less the following items: (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.  Sales made to an entity which is not affiliated with any Party of this Agreement through an Affiliated Entity, in accordance with article 4.3 of the Management and Sales Representation Agreement shall be included in total proceeds for the purpose of this definition of Net Sales.

1.23	At Cost.

          Without profit component of any kind, direct or indirect, to the particular Party in the given case (although nothing herein shall preclude such Party from recovering all costs - direct and indirect - arising out of any transaction with the proscription “At Cost”).

1.24	Shareholder.

          Any holder, from time to time, of an Equity Interest in the Corporation and who presently is a Party to the Shareholders Joint Venture Agreement or who may become a Party to the Shareholders Joint Venture Agreement in the future.

1.25	Equity Interest.

          Any validly issued Equity Interest in the Corporation owned by any Shareholder pursuant to the Shareholders Joint Venture Agreement.

1.26	Transfer of Equity Interest.

          Any sale, transfer, assignment, pledge or disposition of Equity Interests in the Corporation in any way, whether voluntarily or involuntarily, by gift, legal procedure, operation of law, or any other means.

1.27	Transferor of Equity Interest.

          A Shareholder who declares an intention to Transfer an Equity Interest in the Corporation and/or initiates the Transfer of an Equity Interest.

1.28	Transfer Price for Equity Interest.

The price per share for the Shares of the Corporation offered on an arm’s-length basis by an outside party to the Transferor in a bona fide written offer.

1.29	Transferee.

          Any new Shareholder, who has heretofore not been a party to the Shareholders Joint Venture Agreement, who acquires his Equity Interest pursuant to the provisions of the Shareholders Joint Venture Agreement, and who thereafter signs and becomes a Party to the Shareholders Joint Venture Agreement.

1.30	Change of Control.

          Any change in ownership, management, control or scope of business activities of a Party which could affect the performance of the duties and/or obligations of such Party under the Shareholders Joint Venture Agreement or the Ancillary Agreements.

ARTICLE 2.
APPOINTMENT OF CMG AS MANAGER

2.1	Appointment of CMG as Manager.

          TIANJIN ZERUST hereby appoints CMG to implement the Purposes of the Joint Venture (as defined in Article 3 of the Shareholders Joint Venture Agreement) and to manage, supervise and conduct the Corporation’s Business.  CMG hereby accepts such appointment and agrees to serve in such capacity in accordance with the terms hereof and with the terms of the Shareholders Joint Venture Agreement and the Ancillary Agreements.

2.2	Duties and Authority of Manager.

          CMG shall have all authority which may be necessary, desirable or appropriate in connection with the discharge of CMG’s duties hereunder, subject only to applicable limitations contained in the Shareholders Joint Venture Agreement and the Ancillary Agreements, and the provisions of Article 2 hereof.  CMG shall use its best efforts in the performance of its duties and shall discharge same and conduct the Corporation’s Business in a good, workmanlike and commercially reasonable manner and in accordance with sound business practices and the standard of diligence and care normally exercised by duly qualified persons in the performance of comparable work.

2.3	Responsibility of Manager for Specific Activities.

          In the course of fulfilling its responsibilities pursuant to this Consulting Services Agreement, CMG shall carry out the following activities on behalf of TIANJIN ZERUST.

2.3.1	Cause TIANJIN ZERUST to comply with the terms of the Shareholders Joint Venture Agreement and the Ancillary Agreements;

2.3.2	Acquire such materials, supplies, equipment, services and technical assistance as may be necessary, desirable or appropriate for the conduct of the Corporation’s Business;

2.3.3

Procure from outside experts, consultants and professionals such engineering, legal, advertising, promotional, and, except for accounting services (which shall be provided in accordance with the Shareholders Joint Venture Agreement), other advisory and professional services as may be necessary, desirable or appropriate for the conduct of the Corporation’s Business;

2.3.4

Protect, keep and maintain the properties and assets of TIANJIN ZERUST and such properties and assets of the Parties to the Shareholders Joint Venture Agreement as are in the Corporation’s actual possession;

2.3.5	Hire, train and supervise such personnel as may be necessary, desirable or appropriate for the conduct of the Corporation’s Business;

2.3.6	Provide all executive and administrative responsibilities and services necessary, desirable or appropriate for the conduct of the Corporation’s Business;

2.3.7	Cause TIANJIN ZERUST to comply with all laws applicable to it;

2.3.8	Process all customer orders, provide billings to customers and make adjustments with customers as appropriate;

2.3.9	Manage the credit risk of the Corporation including making inquiries regarding the creditworthiness of potential customers;

2.3.10	Manufacture or cause the manufacture of Product and Other Agreed Upon Technologies in the Territory, and, as far as CMG and its affiliates are concerned, At Cost;

2.3.11	Maintain the books and records of the Corporation in accordance with the normal practices of similar businesses in the Territory;

2.3.12	Prepare and file with governmental authorities all required reports and returns relating to the Corporation’s Business;

2.3.13

Procure on behalf of the Corporation such product liability, public liability and other liability, casualty, and general insurance, as may be necessary, desirable and appropriate for the conduct of the Corporation’s Business the Territory;

2.3.14	Establish and maintain a segregated bank account or accounts in the name of the Corporation for the deposit and disposition of all funds generated by and disbursed for the Corporation’s Business;

2.3.15

Apply standards for the extension of credit and establish and maintain systems for the collection of all accounts, including overdue accounts in accordance with the normal practices of similar businesses in the Territory;

2.3.16

Coordinate the pricing and discount structure for the sale of Product and Other Agreed Upon Technologies to customers and/or distributors in the Territory, which will result in a reasonable profit to the Corporation, subject to the provisions of Article 7.3.17. of the Shareholders Joint Venture Agreement;

2.3.17	Arrange for the preparation and delivery of the Corporation’s financial statements as required by the Shareholders Joint Venture Agreement;

2.3.18

Cause Agents of the Corporation to execute appropriate Trade Secrecy Agreements for the benefit of NTI and/or NTI ASEAN, substantially in the form of Appendix I hereto; and to execute Trade Secrecy Agreements for the benefit of CMG, substantially in the form of Appendix II hereto; and

2.3.19

Perform or cause the Corporation to Perform all other acts and functions as may be necessary, desirable or appropriate in connection with the conduct of the Corporation’s Business within its corporate authority as stated in TIANJIN ZERUST’s Articles of Incorporation, subject to the Shareholders Joint Venture Agreement, the Ancillary Agreements and duly adopted Resolutions of the Board of Directors.

ARTICLE 3.
APPOINTMENT OF CMG AS
EXCLUSIVE SALES REPRESENTATIVE

3.1	Appointment of CMG as Exclusive Sales Representative.

          TIANJIN ZERUST hereby appoints CMG as its Exclusive Sales Representative for the marketing and sale of Product and Other Agreed Upon Technologies in the Territory, and CMG hereby accepts such appointment and agrees to use its best efforts in accordance with the terms hereof to promote the marketing and sale of Product and Other Agreed Upon Technologies in the Territory.

3.2	Commitment of CMG to Use its Best Efforts in the Performance of its Duties Hereunder.

          CMG shall use its best efforts in the performance of its duties hereunder and shall discharge same in a good, workmanlike and commercially reasonable manner and in accordance with sound business practices and the standard of diligence and care normally exercised by duly qualified persons in the performance of comparable work.

3.3	Promotion of Product and Trademark.

          In connection with the discharge of its duties hereunder CMG shall use its best efforts to solicit and to obtain business and, in so doing, to develop an increasing awareness of the Product, Trademark and Other Agreed Upon Technologies among potential customers.  Such sales efforts will be carried on by properly trained sales personnel who shall thoroughly, energetically and regularly canvass and call upon customers and potential customers.  CMG shall advise TIANJIN ZERUST and NTI ASEAN on a periodic basis (not less frequently than quarterly) as to the status of its sales efforts, the nature of orders obtained and the amount of backlog.

3.4	Preparation and Use of Promotional Material.

          CMG shall prepare promotional material for the conduct of the Corporation’s Business in the Territory in the Chinese language, which shall be suitable under good business practice in Territory.  CMG shall not, however, distribute any promotional material, literature, specifications, manuals, product claims or descriptions concerning the Materials, Masterbatch, Process, Knowhow, Product or NTI Intellectual Property Rights without the prior written approval thereof by NTI ASEAN.

3.5	Warranties.

          CMG shall make no warranty on behalf of NTI or NTI ASEAN or the Corporation, and shall instruct its Agents (as defined in Article 13.3.1 of the Shareholders Joint Venture Agreement) and the Agents (as hereinafter defined) and Sub manufacturers (as defined in Article 7.3.1.(i) of the License Agreement and Article 7.3.1(i) of the Technical Assistance Agreement) of TIANJIN ZERUST to make no warranty on behalf of NTI, NTI ASEAN or the Corporation as to the Knowhow, Process, Product or NTI Intellectual Property Rights, except in accordance with documentation specifically approved by NTI or NTI ASEAN.  A copy of the current warranty documentation utilized by NTI and NTI ASEAN is attached hereto as Appendix III.

3.6	Appointment of Distributors.

          CMG may appoint distributors for Product and Other Agreed Upon Technologies in the Territory on an arms-length basis.  CMG may also serve as a distributor of Product and Other Agreed Upon Technologies, either directly or indirectly in the Territory, provided that the total compensation to CMG for all services it renders to the Corporation as Sales Manager does not aggregate more than 10% of Net Sales.  It is agreed between the parties that Sembcorp Technologies Pte. Ltd. shall be appointed as a distributor of TIANJIN ZERUST in the Territory on the same terms extended to any other similar distributor in the Territory.

ARTICLE 4.
PAYMENTS TO CMG FOR ITS SERVICES AS MANAGER
AND AS EXCLUSIVE SALES REPRESENTATIVE OF THE
CORPORATION

4.1	Basis for Payments.

          TIANJIN ZERUST shall make payments to CMG which are provided for in Article 4 of this Consulting Services Agreement in consideration of the services performed by CMG as set forth in Articles 2 and 3 hereof.  Such payments shall be made throughout the full term of this Management and Sales Representation Agreement as compensation for the services set forth above and duly provided by CMG.

4.2	Compensation to CMG for Consulting Services Rendered to TIANJIN ZERUST with Respect to Product.

          As compensation for the Consulting services to be rendered by CMG pursuant to this Consulting Services Agreement with respect to Product, TIANJIN ZERUST shall pay to CMG a fee equal to five percent (5%) of the amount of Net Sales of Product, plus reimbursement of reasonable, direct out-of-pocket expenses (At Cost) paid or incurred by CMG in the discharge of its responsibilities hereunder.  Such amounts shall be paid to CMG within thirty (30) days after the conclusion of each quarterly period, based upon Net Sales and out-of-pocket expenses during the preceding quarterly period.  There shall, however, be no separate or additional compensation in conjunction with services, such as accounting, invoicing or other management or administrative functions, which services are to be performed by CMG within the scope of its responsibilities as Manager.

4.3	Compensation to CMG for Services Rendered to TIANJIN ZERUST as Exclusive Representative With Respect to Product.

          CMG shall receive compensation for its services to TIANJIN ZERUST as Exclusive Sales Representative for Product hereunder equal to ten percent (10%) of the total Net Sales of Product by the Corporation, plus reasonable, direct out-of-pocket expenses (At Cost) incurred in the performance of its duties in this regard.  There shall, however, be no separate or additional compensation in conjunction with services, such as carrying out promotional activities or conducting sales seminars, which services are to be performed by CMG within the scope of its responsibilities as Exclusive Sales Representative of TIANJIN ZERUST.  In the course of effectuating sales, CMG may either purchase Product directly from the Corporation and thereupon resell same to customers for its own account, or alternatively serve as a commission agent for the Corporation, but not both; provided that the total margin to CMG does not exceed 10%.  Payment terms for Product purchased by CMG from the Corporation for resale to customers shall be equal to the same terms offered by CMG on behalf of the Corporation to third parties fulfilling the same functions; and payment for Product purchased shall be made by CMG to the Corporation forthwith upon receipt of payment from customers.

4.4	Compensation to CMG for Services Hereunder with Respect to Other Agreed Upon Technologies.

          Compensation to CMG for services rendered within the scope of this Consulting Services Agreement with respect to Other Agreed Upon Technologies shall be as agreed between the Parties on a case-by-case basis.  Unless otherwise agreed between the Parties, however, CMG shall perform substantially the same functions, and have substantially the same rights, duties and obligations with respect to Other Agreed Upon Technologies as it does with respect to Product.  Accordingly, CMG’s total Compensation with respect to the services rendered with respect to Other Agreed Upon Technologies shall, unless otherwise agreed between the Parties, be equal to the total Compensation paid to CMG for the services it renders to the Corporation with respect to Product.

4.5	When a Sale is Deemed to Occur.

          A sale shall be deemed to have occurred when Product or goods based upon Other Agreed Upon Technologies have been billed or (if not billed) delivered to and fully paid for by a customer.

4.6	Support Year.

          The term Support Year (“Support Year”) shall mean any twelve (12) month period ending on December 31, except that the first Support Year shall commence on the Effective Date and end on the next December 31 date.

4.7	Statements and Payment to CMG.

           Within sixty (60) days after the last day of each quarterly period in each Support Year, CMG shall cause the Corporation:

4.7.1

To prepare and deliver to CMG a complete and accurate statement setting forth for the quarter just ended and separately and cumulatively for, and with respect to all elapsed quarterly periods for the Support Year:

(i)

The total amount of Net Sales of Product (broken down in reasonable detail by individual volumes and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer); and

		(ii)	The total amount of compensation on such Net Sales of Product (computed as hereinbefore provided) payable to CMG for its Management and Sales Representation Services to the Corporation hereunder; and

(iii)

The total amount of Net Sales of Other Agreed Upon Technologies (broken down in reasonable detail by volumes and individual customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer); and

(iv)

The total amount of compensation on such Net Sales of Other Agreed Upon Technologies (computed as hereinbefore provided) payable to CMG for its Management and Sales Representation Services to the Corporation hereunder.

	4.7.2	Pay to CMG the full amount of compensation to which it is entitled for and with respect to the period or periods of the Support Year covered by the statement(s) provided for in Article 4.7.1. hereof.

4.8	Books and Records.

          CMG covenants and agrees that, as part of its duties under Article 2 hereof, it will cause TIANJIN ZERUST:

4.8.1

To keep complete and accurate records and books of account showing the amount of billings to customers and the amount of deductions therefrom in arriving at Net Sales of Product and of Other Agreed Upon Technologies and all additional data and information which may be reasonably necessary to enable CMG or its independent accountants to verify the completeness and accuracy for each item of information which TIANJIN ZERUST is required to set forth in each of the statements referred to in Article 4.7.1.;

4.8.2

To keep all such records and books of account at its principal office and to preserve all such records and books of account for a period of not less than three (3) years from and after the date on which such records, or the last entry in such books of account was made, whichever shall be later; and

4.8.3

To make such records, books of account, data and information available to CMG and/or its representatives and independent accountants and give to such representatives or accountants free and complete access, at any reasonable time or times, to all such records, books of account, data and information, for the purposes of examining the same and verifying the completeness and accuracy of each item of information which TIANJIN ZERUST is required to set forth in each of the statements referred to in Article 4.7.1. hereof.  In addition, CMG shall have the right to make copies of any of the foregoing.  The independent accountants of TIANJIN ZERUST shall in the ordinary course of business provide written confirmation and certification to CMG, at least annually, of the data to be supplied to CMG pursuant to Article 4.7.1. hereof.  The cost of such reports shall be borne by TIANJIN ZERUST.  In the event that CMG shall cause their representatives to confirm or verify the accuracy of the data supplied by the Corporation, then the costs and fees of such representatives shall be borne by CMG, unless such representatives shall determine, to the satisfaction of the Corporation’s independent accountants, that there is a variation in the reporting of Net Sales of five (5%) or more, in which event the costs and fees of CMG’s representatives and/or accountants shall be borne by the Corporation.

ARTICLE 5.
PROTECTION OF CMG TRADE SECRETS

5.1	Identification of CMG Trade Secrets.

          The Parties acknowledge that it is not intended that CMG impart its technology or trade secrets to the Corporation or, through the Corporation, to NTI ASEAN.  The Parties recognize, however, that CMG may impart information to the Corporation to further the Corporation’s business, which CMG considers to be proprietary in nature and thus wishes to be kept confidential, and that such CMG Trade Secrets may come to be imparted to NTI ASEAN through the Corporation.  In order for such information to be considered under the category of CMG Trade Secrets, CMG must alert the Corporation and NTI ASEAN to the fact that it intends to impart information it considers proprietary to the Corporation, in writing, in advance of imparting such information, and clearly identify such information as a CMG Trade Secret (“CMG Trade Secrets”).

5.2	Protection of CMG Trade Secrets.

          TIANJIN ZERUST agrees that during the term of this Consulting Services Agreement, as well as following its termination and for all times thereafter, it shall keep secret and confidential all CMG Trade Secrets which it now knows or may hereafter come to know as a result of the Shareholders Joint Venture Agreement and Ancillary Agreements.  CMG Trade Secrets shall not be disclosed by TIANJIN ZERUST to third parties and shall be kept secret and confidential, except (i) to the extent that the same have entered into the public domain by means other than the improper actions of TIANJIN ZERUST, or (ii) to the extent that the disclosure thereof may be required pursuant to the order of any court or other governmental body.  If a CMG Trade Secret shall be in the public domain as the result of an act by TIANJIN ZERUST or any Agent thereof, then TIANJIN ZERUST shall nevertheless continue to keep such CMG Trade Secret secret and inviolate.

5.3	Protection of CMG Trade Secrets by Agents of TIANJIN ZERUST.

          Neither TIANJIN ZERUST, nor its Agents (as hereinafter defined), shall at any time copy, remove from their proper location - be it within the Corporation or elsewhere - or retain without CMG’s prior written consent, the originals or copies of any CMG Trade Secrets.  It is understood that from time to time it may be necessary that certain of the foregoing items be copied or removed from their location; however, this shall be done subject to the requirement of this Article that the original material be returned to its proper location as soon as possible and that the confidential nature and integrity of the foregoing as CMG Trade Secrets be strictly maintained both as to original documents and copies thereof.

5.3.1

Insofar as the officers, employees and consultants of TIANJIN ZERUST (herein collectively “Agents”) who come in contact with CMG Trade Secrets are concerned, TIANJIN ZERUST shall cause such Agents to enter into CMG Trade Secrecy Agreements substantially in the form of Appendix II to this Agreement.  TIANJIN ZERUST shall exert its best efforts to cause its Agents to adhere to and to abide by the provisions, restrictions and limitations of the CMG Trade Secrecy Agreements which efforts shall include the institution and prosecution of appropriate litigation if such be necessary and desirable.

5.3.2

The Parties hereby agree and acknowledge that CMG is an intended third party beneficiary of the CMG Trade Secrecy Agreements, and that CMG may in its sole discretion, on its own behalf or derivatively and/or on behalf of the Corporation directly enforce the provisions of the CMG Trade Secrecy Agreements and/or any breach thereof against any and all Agents of TIANJIN ZERUST (as defined in Article 5.3.1 hereof) who have executed same.

5.4	Remedies in the Event of a Violation of Article 5 Hereof.

          It is understood and recognized by TIANJIN ZERUST that in the event of any violation by TIANJIN ZERUST or its Agents of the provisions of Article 5 hereof, CMG’s remedy at law will be inadequate and CMG will suffer irreparable injury.  Accordingly, TIANJIN ZERUST consents to injunctive and other appropriate equitable relief upon the institution of legal proceedings therefor by CMG and in any court of competent jurisdiction to protect CMG Trade Secrets.  Such relief shall be in addition to any other relief to which CMG may be entitled at law or in equity, which shall include but not be limited to the right of immediate termination of this Consulting Services Agreement.

ARTICLE 6.
COVENANT TO OBSERVE
THE DOCTRINE OF “CORPORATE OPPORTUNITY”

6.1	Doctrine of Corporate Opportunity and Observance Thereof.

          It is the intent of the Parties to this Consulting Services Agreement, the Shareholders Joint Venture Agreement and to the other Ancillary Agreements to deal solely with each other with respect to the commercial, technical and strategic development of the Corporation’s Business in the Territory.  Consequently, the Parties to each agreement cited above hereby renounce and covenant not to engage in any activity which would either (a) negatively impact the performance of their duties under the Shareholders Joint Venture Agreement or the Ancillary Agreements in the Territory, or (b) have the effect of displacing or substituting Net Sales of Product and/or of Other Agreed Upon Technologies, and/or the application of NTI Intellectual Property Rights, in the Territory; except as specifically agreed to by the Parties in furtherance of the Corporation’s Business (“Corporate Opportunity”).

6.2	Agreement Not to Divert Resources.

          CMG and TIANJIN ZERUST agree that during the term of this Consulting Services Agreement they shall not, directly or indirectly, in any capacity whatsoever, engage in, own, manage, operate, control, act as a consultant to, have a financial interest in, or otherwise participate in the ownership, licensing, management, operation or control of, a business which would impede, substitute, displace or divert Net Sales of Product and/or of Other Agreed Upon Technologies from the Corporation within the Territory except through the Corporation in furtherance of the Corporation’s Business.  During said term CMG shall not in any way, directly or indirectly, divert, take away or interfere with or attempt to divert, take away or interfere with, any of the customers, accounts, suppliers, employees, representatives or patronage of the Corporation.  In the event that this Consulting Services Agreement is terminated: (i) because of a material Breach of the Shareholders Joint Venture Agreement by a Party; or (ii) because of a material Breach of any Ancillary Agreement by a Party; (iii) upon the bankruptcy or other adverse condition of a Party as described in Article 7 hereof; (iv) pursuant to Article 8 hereof; or (v) upon a Breach of Article 5 or 6 hereof, then the Party in Breach or subject to such adverse condition shall continue to be bound by the provisions of Article 6 of this Consulting Services Agreement for a period of three years following the date of termination, but shall at no time be permitted to use CMG Trade Secrets, for any activity outside the Corporation.

6.3	Remedies for Breach of Agreement Not to Divert Resources.

          It is understood and recognized by the Parties that in the event of a violation of the provisions of Article 6 hereof by a Party, the remedy at law will be inadequate and that the other Party to this Consulting Services Agreement shall suffer irreparable injury.  Accordingly, each Party to this Consulting Services Agreement consents to injunctive or other appropriate equitable relief upon the institution of legal proceedings therefor by the non-violating Party.  Such relief shall be in addition to any other relief to which a Party may be entitled at law or in equity, which shall include, but not be limited to, the right of immediate termination of this Consulting Services Agreement.

ARTICLE 7.
TERM OF AGREEMENT

7.1	Indefinite Term.

          This Consulting Services Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect for an indefinite term of years.

7.2	Termination.

          This Consulting Services Agreement, having become effective as of the Effective Date hereof, shall continue in effect unless:

	7.2.1	Terminated by either Party in accordance with the provisions of Articles 5 and/or 6 hereof;

	7.2.2	Terminated by either Party by reason of a material Breach or Default of this Consulting Services Agreement by the other Party which has not been cured or remedied in accordance with Article 8 hereof;

7.2.3

Terminated automatically, in conjunction with the termination of the Shareholders Joint Venture Agreement or any of the other Ancillary Agreements by a Party thereto by reason of a material Breach (as therein defined) or Default (as therein defined) of any such Agreement by a Party thereto, which Breach or Default has not been cured or remedied in accordance with the curative provisions thereof.  In such event, this Consulting Services Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto; or

	7.2.4	Terminated in accordance with Article 7.3 and/or Article 7.4 hereof.

7.3	Termination Upon Change of Control of a Party.

          In the event that a Change of Control of a Party hereto shall occur, then the other Party may, upon six (6) months prior written notice given to such Party, terminate this Consulting Services Agreement, unless the Change of Control of such Party shall have been effected upon prior notification and with the written understanding of the other Party.

7.4	Termination Upon Bankruptcy or Insolvency.

          If a Party hereto shall become bankrupt or insolvent or shall file for any debtor relief proceedings, or if there shall be filed in Court against a Party legal proceedings for bankruptcy, insolvency, reorganization or for the appointment of a receiver or trustee of all or a portion of such Party’s property, or if a Party makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for debtor relief and such proceedings as are described aforesaid are not dismissed within a period of ninety (90) days after the institution thereof, then, at the option of the other Party, this Consulting Services Agreement shall forthwith terminate by written notice given to the Party who has filed, instituted or against whom any of the proceedings aforesaid have been brought; provided that if a stay has been granted by a Trustee or Judge in Bankruptcy by virtue of which this Consulting Services Agreement is to be deemed an executory contract, then the other Party shall continue to perform under the terms of this Consulting Services Agreement if:

	7.4.1	Payments due under this Consulting Services Agreement for past obligations are rendered in full;

	7.4.2	Payments due under this Consulting Services Agreement for present obligations are rendered pursuant to a payment schedule acceptable to the other Party; and

	7.4.3	All other provisions of this Consulting Services Agreement are complied with fully.

7.5	Payment of Amounts Due.

          In the event of termination of this Consulting Services Agreement, each Party shall pay to the other Party all amounts due and owing pursuant to this Consulting Services Agreement prior to the effective date of termination.

7.6	Cooperation Upon Termination.

          Upon termination of this Consulting Services Agreement, the Corporation shall cooperate with CMG in transferring CMG Trade Secrets to CMG or its designated assignee; and CMG and Corporation shall cooperate with NTI and NTI Asean in transferring NTI Intellectual Property Rights, and NTI and/or NTI Asean Trade Secrets to NTI, NTI Asean or their designated assignee.

7.7	Non-Release of Obligations.

          The termination of this Consulting Services Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith.  Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination.  As provided in Article 5, upon termination of this Consulting Services Agreement, CMG Trade Secrets shall continue to be kept secret and confidential.

7.8	Cessation of Rights Upon termination.

          Upon the termination of this Consulting Services Agreement, for reason of Default or Breach of this Consulting Services Agreement or of the Shareholders Joint Venture Agreement or an Ancillary Agreement, all rights which the Defaulting Party may have under or pursuant to this Consulting Services Agreement shall forthwith cease and terminate.  If a dispute as to whether a Default or Breach exists is submitted to Arbitration under Article 9 hereof, the Parties shall jointly appoint a trustee or agent to oversee the execution of the duties hereunder and the protection of the rights hereunder of the Party allegedly in Default and/or Breach.  If the Parties cannot agree on a trustee or agent for such purposes, the Arbitration Panel shall forthwith appoint same.

ARTICLE 8.
DEFAULT

8.1	Event of Default.

A Default (“Default”) hereunder shall exist in the event of:

	8.1.1	Non-payment of funds by one Party to another Party when due and owing; and/or

8.1.2

A material Breach (“Breach”) of any provision of this Consulting Services Agreement other than Articles 5 or 6 hereof, of the Shareholders Joint Venture Agreement, or any of the other Ancillary Agreements; and/or

	8.1.3	A Breach of Articles 5 and/or 6 hereof.

8.2	Remedies Upon Default or Breach.

          The remedies available to each Party in an instance of Default or Breach by the other Party shall be as follows:

8.2.1

If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Default or Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this Consulting Services Agreement to be performed, observed or complied with by it, then the other Party shall have the right to declare a Default and terminate this Consulting Services Agreement unless the Party in Default or Breach shall cure such failure to pay, and/or Breach or Default, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party, provided, however, that if the Party in Default or Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in Default or Breach proceeds to cure such Default or Breach with due diligence.  A Party’s right of termination shall be in addition to and not in limitation of any of his other rights at law or in equity based upon the other Party’s Default or Breach.  Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

8.2.2

Notwithstanding the foregoing, in the event of a violation of Articles 5 and/or 6 hereof by a Party hereto, the other Party may at its sole discretion terminate this Consulting Services Agreement with immediate effect upon giving notice to the Party in Default or Breach of Articles 5 and/or 6 hereof as provided herein.

8.3	Non-Waiver of Rights.

          A Party’s failure to terminate this Consulting Services Agreement on account of any Breach or Default by the other Party as provided in Article 8.1 or 8.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this Consulting Services Agreement at any time while any such Breach or Default continues (subject to the provisions of Article 8.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 9.
DISPUTE RESOLUTION

9.1	Dispute Resolution by Arbitration.

          Any and all disputes, except as excluded under Article 9.2 hereof, which may arise between the Parties during the term of this Consulting Services Agreement, after the termination thereof, or following the liquidation or dissolution of the Corporation, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration, including but not limited to, the following:

	9.1.1	A dispute as to whether a Default exists;

	9.1.2	A dispute as to whether a Default entitles the non-defaulting Party to terminate this Consulting Services Agreement;

	9.1.3	A dispute as to the validity of this Article 9;

	9.1.4	A dispute relating to the construction, meaning, interpretation, application or effect of this Consulting Services Agreement or anything contained herein;

	9.1.5	A dispute as to the rights, obligations or liabilities of the Parties hereunder.

9.2	Disputes Not Subject to Arbitration.

          Notwithstanding anything to the contrary set forth in this Consulting Services Agreement:

9.2.1	Arbitration may not be invoked regarding matters expressed in this Consulting Services Agreement to be agreed upon by or determined with the consent or approval of both Parties.

9.2.2

Arbitration may not be invoked if CMG, in its capacity as Manager of TIANJIN ZERUST, causes TIANJIN ZERUST to commit a Breach or Default of this Consulting Services Agreement or of the Shareholders Joint Venture Agreement or of any of the Ancillary Agreements.  Such action shall be considered a Breach by CMG of Article 6 hereof.

9.2.3

Arbitration may not be invoked if a Party violates the provisions of this Consulting Services Agreement relating to CMG Trade Secrets or Corporate Opportunity.  In such event, the remedies set forth in Articles 5,6 and 8 hereof shall apply.

9.3	Conduct of Arbitration Proceedings.

          Such arbitration proceedings shall be conducted in English and shall be carried at the Arbitration Commission of the International Chamber of Commerce of Singapore, under the UNCITRAL Arbitration Rules.  In the interpretation of this Consulting Services Agreement, the laws of the People’s Republic of China shall apply.  Judgment upon the award rendered by the arbitrator, including an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction and assets may be attached in any country in the world pursuant to such judgment.

9.4	Designation of the “Prevailing Party”.

          In each case in which arbitration is invoked under this Consulting Services Agreement, the Shareholders Joint Venture Agreement or any of the other Ancillary Agreements, the arbitration panel shall be required to designate one or the other Party as the Prevailing Party (“Prevailing Party”).

9.5	Punitive Damages Excluded.

          The Prevailing Party in an arbitration proceeding convened hereunder shall be entitled to recover all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 10.
GENERAL PROVISIONS

10.1	Benefit of Parties.

          All of the terms and provisions of this Consulting Services Agreement, the Shareholders Joint Venture Agreement and of the other Ancillary Agreements shall be binding upon the Parties executing same and their respective permitted successors and assigns.  Except as expressly provided herein, a Party may not assign its rights and obligations to a third party without the written consent of the other Party; provided, however, that a Party may assign this Consulting Services Agreement and all of its rights hereunder (or a portion of this Consulting Services Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of its obligations hereunder by, a Party which controls, is controlled by or is under common control with such Party.  In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released of its liabilities, obligations and responsibilities hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

10.2	Counterparts.

          This Consulting Services Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.3	Cooperation.

          During the term of this Consulting Services Agreement, each Party shall cooperate with and assist each Party in taking such acts as may be appropriate to enable all Parties to effect compliance with the terms of this Consulting Services Agreement as well as those of the Shareholders Joint Venture Agreement and the other Ancillary Agreements, and to carry out the true intent and purposes thereof.

10.4	Index, Captions, Definitions and Defined Terms.

          The captions of the Articles of this Consulting Services Agreement and subsections thereof are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof.  Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof, together with any other defined terms in this Consulting Services Agreement, as identified by their insertion in parentheses and quotation marks (“Defined Terms”), shall be incorporated herein as written, made a part hereof, and govern the interpretation of the text of this Consulting Services Agreement, irrespective of whether such Definitions or Defined Terms appear in the text of this Consulting Services Agreement before or after they are defined.

10.5	Waiver of Compliance.

          The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Consulting Services Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Party hereto, and any Breach or Defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights in respect to any other covenants, condition, Breach or Default hereunder.

10.6	Force Majeure.

          In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Consulting Services Agreement as a result of delays caused by strikes, lock-outs, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed.  If a force majeure event shall be in existence for one year or more, then either Party shall have the right to terminate this Consulting Services Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Party, provided that the force majeure event continues to be in effect as of the date that such notice is given.

10.7	Notices.

All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Consulting Services Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral commercial courier service, such as Federal Express, DHL, UPS or equivalent, as follows:

If to CMG, to:	Tianjin China March Group Ltd. Huoju Building Huayuan Industry Zone, Tianjin Attention: Mr. Zhang Binhua Telefax: 86 022 2367 0120

If to Tianjin Zerust, to:	Tianjin Zerust Anti-Corrosion Technologies Ltd. No. 127 Tower 1 Huoju Building Huayuan Industry Zone, Tianjin Attention: Mr. Meng Tao Telefax: 86 022 2367 0120

Copy to:	NTI ASEAN LLC c/o Northern Technologies International Corporation Attention: President 6680 North Highway 49 Lino Lakes, MN 55014 Telefax: 1-612-784-2902

Copy to:	Mr. Yoshiharu Rikuta Mr. Haruhiko Rikuta Taiyo Petroleum Gas Co., LTD. 4-9 Nihonbashi-honcho l-chome Chuo-ku Tokyo 103 Japan Telefax: 81 33 242 0986

Copy to:	Northern Technologies International Corporation Attention: Chairman One Commerce Park Square 23200 Chagrin Blvd., Suite 107 Beachwood, OH 44122 Telefax: 1-216-595-1741

or to such other address as may be specified in writing by any of the above.

10.8	Entire Agreement.

          This Consulting Services Agreement, together with the Shareholders Joint Venture Agreement and the other Ancillary Agreements, contain the entire understanding of the Parties as of the date of execution of each such agreement.  There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Consulting Services Agreement, the Shareholders Joint Venture Agreement and the other Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Consulting Services Agreement.  It is the intent of the Parties to develop the relationship established hereunder, however, and to amend and supplement this Consulting Services Agreement so as to provide for expansion both of Net Sales of Product and of the scope of the Corporation’s Business with Other Agreed Upon Technologies.  Any amendment or supplement to this Consulting Services Agreement, the Shareholders Joint Venture Agreement and the other Ancillary Agreements must, however, be clearly identified as such and set forth in writing (“Supplemental Documents”).  Supplemental Documents may include Corporate Resolutions and/or other written exchanges between Parties, but must be manually signed, in the original, by duly authorized representatives of the Parties to constitute valid Supplemental Documents for purposes hereof.

10.9	Validity of Provisions.

          Should any part of this Consulting Services Agreement, the Shareholders Joint Venture Agreement or the other Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid.  In the event that a provision of this Consulting Services Agreement, the Shareholders Joint Venture Agreement, or any other Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

10.10	Governmental Filings.

          CMG shall be responsible for the preparation and filing of all necessary reports relating to this Consulting Services Agreement and the transactions contemplated hereby with each appropriate government agency in the Territory, and shall maintain all required governmental filings and permits current.  NTI ASEAN shall provide whatever information and documentation reasonably required of and available to it in connection with the preparation and filing of such reports.

10.11	Payments.

          Any payment to be made to CMG pursuant to any provision of this Consulting Services Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by CMG.  Partner shall have the right to specify in writing any bank account to which payments due it shall be made.

10.12	Derivative Enforcement by NTI ASEAN.

          In the event of a Material Breach or Default of this Consulting Services Agreement by CMG and/or its Agents, NTI ASEAN may, derivatively for and on behalf of the Corporation, enforce the terms hereof against CMG and/or its Agents.  In the event of derivative enforcement hereunder, the matter shall be adjudicated in accordance with the provisions of Article 9 hereof.

10.13	Changes Subject to Approval of NTI ASEAN.

          The Parties to this Consulting Services Agreement shall not change, modify or amend this Consulting Services Agreement in any respect without the prior written consent of NTI ASEAN.

          IN WITNESS WHEREOF, the Parties have executed this Consulting Services Agreement for Management and Sales Representation as of the day and year first above written.

TIANJIN CHINA MARCH GROUP LTD.	TIANJIN ZERUST ANTI-CORROSION TECHNOLOGIES LTD.

By: /s/	By: /s/

APPROVAL OF NTI ASEAN, LLC

          By its signature hereto NTI ASEAN, LLC approves and agrees to the terms and provisions of this Consulting Services Agreement and of the form of CMG Trade Secrecy Agreement attached hereto, and agrees to be bound thereto to the extent that the terms and provisions thereof are applicable to it, it being understood that NTI ASEAN, LLC shall also have a direct right of action in its own name for the enforcement of the provisions of this Consulting Services Agreement.

NTI ASEAN, LLC

By /s/	Date 1 September 1999

APPENDIX III

NTI WARRANTY DOCUMENTATION

“Because we cannot anticipate or control the many different conditions under which our information and our products may be used, no warranty, expressed or implied, is made except that the product conforms to Northern Technologies International Corporation specifications.  The technical data furnished is believed to be accurate and complete.  Buyer assumes all risk of use, storage and handling of this product.  Northern Technologies International Corporation shall not be responsible for special or consequential damages.  Nothing contained herein shall be construed as permission to use, or recommendation for, the use of the product in the infringement of any existing patent.”